Exhibit 99.18

Effective inhibition of tumor microenvironment interactions in CLL patients treated with the BTK inhibitor ibrutinib results in sustained inhibition of tumor proliferation and survival pathways.

Sarah E. M. Herman1, Rashida Mustafa1, Sabrina Martyr1, Jennifer Gyamfi1, Janet Valdez1, Susan Soto1, Mohammed Farooqui1, and Adrian Wiestner1

1Hematology Branch, National Heart, Lung and Blood Institute, National Institutes of Health, Bethesda, MD

Characters: 3566 of 3800

Chronic lymphocytic leukemia (CLL) cells depend on microenvironmental factors for proliferation and survival.  In particular, tissue resident CLL cells show an increase in both B-cell receptor (BCR) and NF-kB signaling; pathways known to regulate survival, proliferation and migration of CLL cells.  One key signaling molecule in this pathway is Bruton’s tyrosine kinase (BTK) that is activated directly downstream of the BCR and known to be up-regulated in CLL cells (Herman et al., Blood 2011).  Ibrutinib, a covalent BTK inhibitor currently in clinical trials for CLL, has been shown to induce apoptosis and inhibit proliferation and tumor burden both in vitro and in mouse models of CLL (Herman et al., Blood 2011; Ponader et al., Blood 2012, Herman et al., Leukemia 2013).  Recently, in a multicenter study, ibrutinib has been shown to induce objective clinical responses and reduce lymphadenopathy in the majority of patients, regardless of the presence of adverse prognostic markers (Byrd et al., NEJM 2013).

It has been shown that CLL cells in the lymph node and bone marrow microenvironments demonstrate higher levels of BCR and NF-kB signaling as well as increased cell activation and proliferation (Herishanu et al., Blood 2011).  We therefore sought to determine the in vivo effect of ibrutinib on tumor cell activation and proliferation in these microenvironmental niches.  We have previously demonstrated that ibrutinib inhibits BCR and NF-kB in the lymph node microenvironment within the first 24 hours after initiation of therapy (Herman et al., ASH 2012).  We here expand our previous results by evaluating the long term effects of ibrutinib in the tissue compartment.  Because repeat sampling of lymph node tissue on therapy is not practical, we assessed changes in the bone marrow compartment.  We obtained bone marrow aspirates pre-treatment and after two cycles of ibrutinib (Day 56).  We first evaluated the BCR gene signature using a previously validated set of BCR regulated genes (Herishanu et al., 2011).  We found that BCR signaling was significantly inhibited in CLL cells sampled from the bone marrow in 8/8 patients evaluated (P = 0.01).  Similarly we also found inhibition of the NF-kB gene signature in all patients evaluated (P = 0.01).  In fact, every patient evaluated demonstrated a reduction in both signatures, but there was substantial variation among patients in the extent to which these pathways were inhibited.  This variability did not appear to correlate with clinical and prognostic factors, such as IGHV mutation status, deletion of chromosome 17p, or prior treatment status.  However, the degree of inhibition of NF-kB signaling was strongly correlated with the degree of inhibition of BCR signaling (r = 0.96, P < 0.001), suggesting that the BCR (and/or a second equally BTK dependent pathway) plays a major role in activating NF-kB also in bone marrow resident CLL cells.  To confirm our results we next evaluated the phosphorylation of proteins activated downstream of the BCR.  We found that CLL cells showed a significant reduction in both PLCγ2 and ERK phosphorylation (mean reduction 52.9% and 71.2%, respectively; P < 0.01).  Next, using the proliferation marker Ki67 we found a significant reduction in tumor proliferation in the bone marrow on ibrutinib (from a median of 6.6% KI67+ CLL cells pre-treatment to 1.1% on Day 56, P = 0.003).  Lastly, we also found a significant reduction in the cell surface expression of the activation markers CD69 and CD86 (mean reduction of 57% (P = 0.001) and 82% (P = 0.03), respectively).

In conclusion, our data demonstrate that ibrutinib effectively inhibits BCR, NF-kB, and ERK signaling.  This occurs very quickly as demonstrated in the lymph node and is sustained on treatment as shown in the bone marrow.  The strong and sustained reduction in proliferation and activation of CLL cells in the tissue microenvironment suggests that BTK is indeed a central hub mediating the nourishing and protective effects of the tumor microenvironment.

This work was supported by the Intramural Research Program of NHLBI, NIH.  We thank our patients for donating blood and tissue samples to make this research possible.  We acknowledge Pharmacyclics for providing study drug.